SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

WATCHGUARD TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

CALCULATION OF FILING FEE

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

May 9, 2005

Dear Stockholder:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders of WatchGuard Technologies, Inc., which will be held on Friday, June 3, 2005, at 9:00 a.m., local time, at WatchGuard’s headquarters, 505 Fifth Avenue South, Suite 500, Seattle, Washington.

At the annual meeting, you will be asked to elect two Class 2 directors to our board of directors, to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2005 and to transact any other business properly presented at the annual meeting. You also will have the opportunity to hear what has happened in our business in the past year and to ask questions.

WatchGuard’s board of directors recommends that you vote “for” election of the nominees to the board of directors and “for” ratifying the appointment of the independent registered public accounting firm.

Whether or not you plan to attend the annual meeting, you should carefully read the enclosed proxy statement. Then please mark your votes on the enclosed proxy card, sign and date the proxy card and return it in the enclosed postage-prepaid envelope. Your shares will be voted in accordance with the instructions you give on your proxy card. If you attend the annual meeting, you may vote in person if you wish, even if you previously returned your proxy card. Your vote is important, so please return your proxy card promptly.

Sincerely,

Edward J. Borey

President and Chief Executive Officer

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

WATCHGUARD TECHNOLOGIES, INC.

505 Fifth Avenue South, Suite 500

Seattle, Washington 98104

Notice of the 2005 Annual Meeting of Stockholders

to be held June 3, 2005

TO THE STOCKHOLDERS OF WATCHGUARD TECHNOLOGIES, INC.:

We will hold the 2005 Annual Meeting of Stockholders of WatchGuard Technologies, Inc. on Friday, June 3, 2005, at 9:00 a.m., local time, at WatchGuard’s headquarters, 505 Fifth Avenue South, Suite 500, Seattle, Washington, for the following purposes:

1.	To elect to our board of directors two Class 2 directors, each to hold office until the third annual meeting of stockholders following his election and until his successor is elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2005; and

3.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

These proposals are more fully described in the accompanying proxy statement. At the annual meeting, we will also report on our 2004 business results and other matters of interest to our stockholders.

The board of directors recommends that you vote “for” election of the nominees to the board of directors and “for” ratification of the appointment of the independent registered public accounting firm.

The board of directors has fixed the close of business on April 6, 2005 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting. Only stockholders of record on the record date are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting.

You are cordially invited to attend the annual meeting. To ensure your representation at the annual meeting, however, you should complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope as promptly as possible. Your stock will be voted in accordance with the instructions you give on your proxy card. You may revoke your proxy at any time before it is voted by signing and returning a proxy for the same shares bearing a later date, by filing a written revocation with the secretary of WatchGuard or by attending and voting in person at the annual meeting.

Please note that attendance at the annual meeting will be limited to stockholders of record (or their authorized representatives) and invited guests of WatchGuard. Beneficial owners of shares held by a broker or nominee must present proof of stock ownership to attend the annual meeting.

The approximate date of mailing this proxy statement and the accompanying proxy card is May 9, 2005.

By order of the board of directors,

Michael C. Piraino

Secretary

Seattle, Washington

May 9, 2005

WATCHGUARD TECHNOLOGIES, INC.

PROXY STATEMENT

This proxy statement is being furnished to the holders of common stock of WatchGuard Technologies, Inc., a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use at the 2005 annual meeting of stockholders and any adjournments or postponements of the annual meeting. We will hold the annual meeting on Friday, June 3, 2005, at 9:00 a.m., local time, at WatchGuard’s headquarters, 505 Fifth Avenue South, Suite 500, Seattle, Washington. The approximate date of mailing this proxy statement and accompanying proxy card is May 9, 2005.

Matters to Be Considered at the Annual Meeting

At the annual meeting, our stockholders of record as of the close of business on April 6, 2005 will consider and vote on the following proposals:

(1)	election to our board of directors of two Class 2 directors, each to hold office until the third annual meeting of stockholders following his election and until his successor is elected and qualified;

(2)	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2005; and

(3)	such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

Our board of directors recommends that our stockholders vote “for” election of the nominees to the board of directors and “for” ratification of the appointment of the independent registered public accounting firm.

Record Date; Outstanding Shares Entitled to Vote

Only those stockholders of record who owned our common stock at the close of business on the record date, April 6, 2005, are entitled to notice of and to vote at the annual meeting. As of the record date, approximately 33,788,281 shares of our common stock were issued and outstanding.

Quorum; Voting

The presence, in person or by proxy, of the holders of a majority of the shares of common stock entitled to vote constitutes a quorum for the transaction of business at the annual meeting.

We have one class of voting securities outstanding, which is designated as common stock, and each share of common stock is entitled to one vote on each item solicited for voting. The directors elected at the annual meeting will be the two candidates receiving the greatest number of affirmative votes cast, in person or by proxy, at the annual meeting. Holders of common stock are not entitled to cumulate votes in electing directors. The affirmative vote of the holders of shares representing a majority of the votes present, in person or by proxy, and entitled to vote at the annual meeting is required to ratify the appointment of the independent registered public accounting firm.

Any broker, bank, nominee, fiduciary or other custodian which holds shares of our common stock for the account of a customer who is the beneficial owner of those shares, and which does not receive specific instructions from the customer on how to vote, has the power to vote those shares at its discretion in the election of directors, for the ratification of the appointment of the independent registered public accounting firm and for other routine matters for which it has not received voting instructions. Custodians do not have discretionary voting authority, however, with respect to nonroutine matters. A “broker nonvote” occurs when the custodian indicates on the proxy card that it may not vote, or give a proxy to vote, a customer’s shares because the customer did not provide voting instructions with respect to a nonroutine matter. Because custodians will have discretionary voting authority with respect to the election of directors and the ratification of the appointment of the independent registered public accounting firm, there will be no broker nonvotes with respect to any proposals at the annual meeting.

An abstention occurs when a stockholder affirmatively instructs the vote to be withheld (by checking the “abstain” or “withhold authority to vote” box on the proxy card) or when a stockholder who has not given a proxy is present at the meeting but does not cast a ballot. Shares subject to abstentions and broker nonvotes are considered to be present at the annual meeting, and are therefore counted toward establishing the presence of a quorum. In the election of directors, abstentions will result in the nominees receiving fewer votes but will have no effect because the outcome is determined by a plurality of the votes cast. With respect to the proposal to ratify the appointment of the independent registered public accounting firm, however, abstentions will have the same effect as votes against the proposal.

Proxies

Shares of common stock represented by properly executed proxy cards that we receive at or before the annual meeting and that have not been revoked will be voted at the annual meeting in accordance with the instructions given on the proxy cards. Shares of common stock represented by properly executed proxy cards for which no instruction is given will be voted in accordance with the board’s recommendations. We are not aware, as of the date of this proxy statement, of any matter to be voted on at the annual meeting other than those described in this proxy statement and accompanying notice of annual meeting of stockholders. If any other matters are properly brought before the annual meeting, however, the enclosed proxy card gives discretionary authority to the persons named as proxies to vote the shares in their best judgment.

To ensure that your shares are voted, please complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope provided. You may revoke your proxy by:

•	submitting a later-dated proxy for the same shares at any time before the vote on the proposals;

•	delivering written notice of revocation to the secretary of WatchGuard at any time before the vote; or

•	attending the annual meeting and voting in person. Merely attending the annual meeting will not in and of itself revoke a proxy.

If the annual meeting is adjourned or postponed for any reason, at any subsequent reconvening of the annual meeting all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the annual meeting (except for any proxies that have at that time effectively been revoked or withdrawn), even if the proxies had been effectively voted on the same or any other matter at a previous meeting.

Proxy Solicitation

The enclosed proxy is solicited on behalf of our board of directors. We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies by telephone, email, facsimile, in person or otherwise. We will not additionally compensate our directors, officers and employees for their solicitation but will reimburse them for out-of-pocket expenses they incur. In addition, we will reimburse persons who hold our common stock of record but not beneficially, such as brokerage firms, nominees, fiduciaries and other custodians, for the reasonable expenses they incur in forwarding proxy materials to, and requesting authority for the exercise of proxies from, the beneficial owners for whom they hold our common stock.

PROPOSAL ONE

ELECTION OF DIRECTORS

The board of directors recommends that you vote “for” election of the nominees to the board of directors.

Our amended and restated bylaws provide that our board of directors shall be composed of not less than five or more than nine directors, each of whom is placed into one of three classes, as nearly equal in number as possible. We currently have seven directors. Each director elected to the board generally holds office for a three-year term and until his or her successor is elected and qualified. If, however, a director resigns from the board before the expiration of his or her term, the director elected or appointed to fill the resulting vacancy may be designated to a class such that he or she initially is elected to a shorter term.

The current members of our board of directors are Edward J. Borey, Michael R. Hallman, Ellen M. Hancock, Michael R. Kourey, Richard A. LeFaivre, Ph.D., Steven N. Moore and William J. Schroeder. The terms of Messrs. Borey and Kourey expire at the 2005 annual meeting.

At the annual meeting, our stockholders will elect two Class 2 directors, each to serve for a three-year term and until his successor is elected and qualified. The board has nominated Messrs. Borey and Kourey for election as Class 2 directors. Information is provided below with respect to these nominees and our continuing directors. Unless they receive contrary instructions, the persons named as proxies on the enclosed proxy card intend to cast votes represented by properly executed proxy cards for the election of the nominees for director. If any nominee should become unavailable for any reason, the persons named as proxies intend to cast votes for the election of a substitute nominee designated by the board. The board has no reason to believe that either nominee will be unable to serve if elected.

If a quorum is present, the two nominees receiving the highest number of votes cast, in person or by proxy, will be elected to serve as Class 2 directors. Abstentions and broker nonvotes will have no effect on the election of directors.

Nominees for Director

Class 2 — Terms Expire in 2008

Edward J. Borey, 54, has served as chairman of the board, chief executive officer and president of WatchGuard since June 30, 2004. From December 2000 to September 2003, Mr. Borey served as chief executive officer and president of PSC, Inc., a provider of data capture technology and services that filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in November 2002; its prenegotiated plan of reorganization was confirmed by the bankruptcy court in June 2003. From September 1995 to December 1998, he served as executive vice president and chief operating officer of Intermec Technologies Corporation, a subsidiary of Unova, Inc., which is a provider of global supply chain solutions, mobile computing systems and wireless data collection. Mr. Borey is also a director of Arotech Corporation. Mr. Borey holds a B.S. in political science and economics from the State University of New York, College of Oswego, an M.A. in public administration from the University of Oklahoma and an M.B.A. in finance from Santa Clara University.

Michael R. Kourey, 45, has served as a director of WatchGuard since April 2003. He has served as senior vice president, finance and administration and a director of Polycom, Inc., a unified collaborative communications solutions company, since January 1999, as chief financial officer since January 1995 and as secretary since June 1993. He served as vice president, finance and operations of Polycom from July 1991 to January 1995 and as treasurer from June 1993 to March 1997. He is also a director of Polycom, Inc. and 2Wire, Inc. and is a member of the advisory board of the business school at Santa Clara University. Mr. Kourey holds a B.S. in managerial economics from the University of California, Davis and an M.B.A. from Santa Clara University.

Continuing Directors

Class 1 — Terms Expire in 2007

Michael R. Hallman, 59, has served as a director of WatchGuard since November 2000. Mr. Hallman founded The Hallman Group, a management consulting firm, in October 1992 and has served as its president since inception. From February 1990 to March 1992, he was president and chief operating officer of Microsoft Corporation. Mr. Hallman is also a director of Digital Insight Corporation, In Focus Corporation, Intuit, Inc. and one subsidiary of Fujitsu Ltd., and is a trustee of the Seattle Museum of Flight. He also serves on the visiting committee to the University of Michigan Business School. Mr. Hallman holds a B.B.A. and an M.B.A. from the University of Michigan.

Richard A. LeFaivre, Ph.D., 58, has served as a director of WatchGuard since April 2003. Since August 2004, Dr. LeFaivre has served as a partner of OVP Venture Partners. From August 2002 through December 2003, Dr. LeFaivre served as executive director of the William J. von Liebig Center for Entrepreneurism and Technology Advancement at the University of California, San Diego’s Jacobs School of Engineering, which is focused on the effective commercialization of university-developed technology. He has served as a partner of the Zazi Forum LLC, a consulting services firm he founded, since November 2002, and as managing partner and chief technology officer of IdeaEdge Ventures LLC, a venture development management firm, since January 2000. From April 1999 to January 2000, he served as vice president of research and development and chief technology officer of Amiga, a subsidiary of Gateway, Inc. focused on the Internet appliance space. From May 1997 to April 1999, he served as senior vice president of research and development and chief technology officer of Borland Software Corporation, an enterprise software company. He served as vice president of the Advanced Technology Group of Apple Computer, Inc. from March 1993 to June 1995 and from December 1996 to May 1997, and as director of software technologies from March 1991 to March 1993. Dr. LeFaivre has served on a number of industry and academic advisory boards, including the Council of Chief Technology Officers of the Computer Systems Policy Project, the Information Technology Industry Council, the Software Patent Institute (founder), the Computer Science Research Network, and the IEEE Technical Committee on Machine Intelligence and Pattern Analysis. In addition, he has published extensively in the computer science literature and has testified before the U.S. Congress on matters of technology policy. Dr. LeFaivre holds an A.B. in mathematics from the University of Missouri, and an M.S. and a Ph.D. in computer science from the University of Wisconsin.

William J. Schroeder, 60, has served as a director of WatchGuard since April 2002. Since November 2004, Mr. Schroeder has served as executive chairman of Cornice, Inc., a private micro-disk drive company. Mr. Schroeder served as president and chief executive officer of Vormetric, Inc., an enterprise storage security company, from February 2002 to October 2004. From January 2001 to February 2002, he served as a consultant to various technology companies. From February 2000 to December 2000, he served as president and chief executive officer of Cyber IQ Systems, an Internet web switch and cryptographic appliance company, and from May 1994 to September 1999, he served as president and chief executive officer of Diamond Multimedia Systems, Inc., an Internet multimedia company. He is also a director of AlphaSmart, Inc. and CNF Inc., and several private companies. Mr. Schroeder holds a B.E.E. and an M.S.E.E. from Marquette University and an M.B.A. from Harvard University.

Class 3 — Terms Expire in 2006

Ellen M. Hancock, 62, has served as a director of WatchGuard since April 2003. Ms. Hancock served as chairman of the board of Exodus Communications, a complex Internet hosting company that filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code and was acquired by Cable & Wireless plc in February 2002, from June 2000 to September 2001, as chief executive officer from September 1998 to September 2001 and as president from March 1998 to June 2000. From July 1996 to July 1997, she served as executive vice president of research and development and chief technology officer of Apple Computer, Inc. From September 1995 to May 1996, she served as executive vice president and chief operating officer of National Semiconductor Corporation. From September 1966 to January 1995, she served in various staff and line executive positions at IBM Corporation, most recently as senior vice president and group executive responsible for the networking hardware, networking software and software solution divisions. She was also a member of the IBM corporate executive committee and the IBM Worldwide Management Council. Ms. Hancock is also a director of Aetna Inc., Colgate-Palmolive Company and Electronic Data Systems Corporation, and serves as a member of the board of trustees of Marist College and Santa Clara University, and as a member of the Council on Foreign Relations, the Committee of 200 (Women Executives) and on the board of the Pacific Council of International Policy. She previously served on the boards of the American Electronics Association and the Silicon Valley Manufacturing Group and as a member of the U.S. Advisory Board of NTT DoCoMo. Ms. Hancock holds a B.S. in mathematics from the College of New Rochelle, an M.A. in mathematics from Fordham University, and an honorary Doctorate of Humane Letters from the State University of Western Connecticut.

Steven N. Moore, 47, co-founded WatchGuard in February 1996 and has served as a director since inception. Mr. Moore served as chairman of the board, chief executive officer and president of WatchGuard from December 2003 through June 2004 and as secretary from inception to February 2004. Mr. Moore served as executive vice president of strategic financial operations of WatchGuard from October 2000 to June 2003, as chief financial officer and treasurer of WatchGuard from inception to October 2000, as executive vice president of finance from March 1999 to October 2000 and as vice president of finance and operations from inception to March 1999. From September 1993 to September 1995, he served as director of finance of Legent Corporation. Mr. Moore holds a B.S. in finance from Central Washington University.

Director Independence and Other Matters

The board has determined each of the following directors to be an “independent director” as such term is defined in Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers, or NASD: Michael R. Hallman, Ellen M. Hancock, Michael R. Kourey, Richard A. LeFaivre, Ph.D., and William J. Schroeder.

The board has also determined that each member of the three committees of the board meets the independence requirements applicable to those committees prescribed by the NASD, the Securities and Exchange Commission, or SEC, and the Internal Revenue Service. The board has further determined that each of the members of the audit committee of the board is an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.

Committees of the Board and Meetings

During 2004, there were 12 meetings of the board of directors. The board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The functions performed by each of the committees are summarized below. Each of our directors attended 75% or more of the meetings of the board and of the meetings of the committees on which he or she served. The board has established a policy requiring each board member to attend WatchGuard’s annual meeting of stockholders either in person or telephonically, except for absences due to causes beyond the reasonable control of the director. There were six directors at the time of the 2004 annual meeting of stockholders, four of whom attended the annual meeting.

Audit Committee

The audit committee consists of three independent directors, Messrs. Kourey (chairman) and Hallman and Ms. Hancock. The board has determined that each of the members of the audit committee is an audit committee financial expert and is independent in accordance with applicable Nasdaq listing standards and SEC rules and regulations. The audit committee is governed by the Amended and Restated Charter of the Audit Committee of the Board of Directors, which may be amended by the board at any time, in which case the most current version will be available on our web site at http://www.watchguard.com. Each member of the audit committee must meet certain independence and financial literacy requirements. The audit committee’s responsibility is to monitor and oversee the corporate reporting process and external audits of WatchGuard. In addition, the audit committee appoints, compensates, retains and oversees the work of the independent registered public accounting firm employed by WatchGuard to conduct the annual audit examination of WatchGuard’s financial statements.

The audit committee met five times in 2004. The report of the audit committee is set forth below.

Compensation Committee

The compensation committee consists of two independent directors, Messrs. LeFaivre and Schroeder (chairman). The compensation committee reviews and approves the compensation and benefits for our executive officers, grants stock options to executive officers and other employees and nonemployees under our stock option plans, administers our stock option plans and employee stock purchase plan, and makes recommendations to the board of directors regarding these matters.

The compensation committee met seven times in 2004. The report of the compensation committee is set forth below.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of two independent directors, Messrs. Hallman (chairman) and Schroeder. The nominating and corporate governance committee monitors and safeguards the independence of the board by identifying individuals qualified to become board members and selecting, or recommending that the board select, the director nominees for election at our annual meetings of stockholders. Using the same criteria that it uses to select nominees for election at the annual meeting, the committee acts between annual meetings to recommend to the board candidates for filling vacancies on the board. The committee also recommends directors for appointment to committees of the board. The nominating and corporate governance committee also provides a leadership role in shaping our corporate governance and will periodically review and assess the adequacy of our Code of Conduct and make recommendations to the board regarding any modifications or waivers of our Code of Conduct. The nominating and corporate governance committee met one time in 2004.

Director Nomination Process

The board of directors has adopted a Charter of the Nominating and Corporate Governance Committee of the Board of Directors that describes duties and responsibilities of the nominating and corporate governance committee. The board may amend this charter at any time, in which case the most current version will be available on our web site at http://www.watchguard.com. Under its charter, the nominating and corporate governance committee is responsible for developing criteria for evaluating nominees for the board and the committees of the board.

Process for Identifying Candidates

Our nominating and corporate governance committee has two primary methods for identifying candidates beyond those proposed by our stockholders. On a periodic basis, the nominating and corporate governance committee will solicit ideas for possible candidates from a number of sources, including members of the board, senior-level management, individuals personally known to the members of the board and research, including publications, databases and Internet searches. In addition, the nominating and corporate governance committee may from time to time use its authority under its charter to retain a search firm to identify candidates.

Nomination Right of Stockholders

In accordance with our restated bylaws and applicable law, recommendations for director nominees for consideration by the nominating and corporate governance committee may be made by any stockholder of record entitled to vote for the election of directors at stockholder meetings held for such purpose. The requirements a stockholder must follow for recommending persons as director nominees for consideration by the nominating and corporate governance committee are set forth in our restated bylaws and the section below entitled “Proposals by WatchGuard Stockholders for the 2006 Annual Meeting.”

If a stockholder complies with these procedures for recommending persons for consideration by the nominating and corporate governance committee as director nominees, the nominating and corporate governance committee will conduct the appropriate and necessary inquiries into the backgrounds, qualifications and skills of the stockholder-recommended candidates and, in the exercise of the nominating and corporate governance committee’s independent judgment in accordance with the policies and procedures adopted in the nominating and corporate governance committee’s charter, will determine whether to recommend the stockholder-recommended candidates to the board for inclusion in the list of candidates for election as directors at the next annual meeting of stockholders held for such purpose.

Evaluation of Candidates

The nominating and corporate governance committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. If, based on the nominating and corporate governance committee’s initial evaluation, a candidate continues to be of interest, the nominating and corporate governance committee will arrange for appropriate background and reference checks.

Director Compensation

Effective April 13, 2005, we implemented a program to compensate our nonemployee directors with option grants, restricted stock and cash compensation for their service as directors or as members of committees of the board of directors. Under the program, each nonemployee director receives an initial grant of a nonqualified stock option to purchase 40,000 shares of common stock when he or she joins the board of directors. Immediately following each annual meeting of stockholders after the calendar year in which a nonemployee director joins the board, the nonemployee director receives an additional nonqualified stock option to purchase 10,000 shares of common stock and 2,500 shares of restricted stock. Each option is granted at the fair market value on the date of grant. All option grants to nonemployee directors are made under our 1996 Stock Incentive Compensation Plan. Each initial grant vests over three years at a rate of approximately 2.8% per month, and each annual grant vests over one year at a rate of approximately 8.3% per month. Our repurchase option with respect to the shares of restricted stock lapses over one year at a rate of approximately 8.3% per month.

Each nonemployee director receives an annual service fee of $35,000, payable quarterly. The chairman of the board (if he or she is a nonemployee director) is entitled to an additional annual service fee of $10,000. In addition, the nonemployee members of committees of the board of directors receive the following annual retainers, which retainers are also payable quarterly:

Audit Committee

Chairman	$10,000
Other members	5,000

Compensation Committee

Chairman	$5,000
Other members	3,000

Nominating and Corporate Governance Committee

Chairman	$3,000
Other members	2,000

We also reimburse our nonemployee directors for reasonable expenses they incur in attending board or committee meetings.

We do not compensate our directors who are employees of WatchGuard for their service as directors or as members of committees of the board of directors, but we do reimburse them for reasonable expenses they incur in attending board or committee meetings.

In February 2002, we granted an option to purchase 40,000 shares of common stock at an exercise price of approximately $6.13 per share to Mr. Hallman in exchange for an option cancelled in August 2001 under our option exchange program. In June 2002, we granted Mr. Hallman an option to purchase 10,000 shares of common stock at an exercise price of approximately $4.90 per share. In April 2002, we granted an option to purchase 40,000 shares of common stock at an exercise price of $5.43 per share to Mr. Schroeder at the time he joined our board of directors. In April 2003, we granted an option to purchase 40,000 shares of common stock at an exercise price of approximately $6.02 per share to each of Ms. Hancock, Mr. Kourey and Dr. LeFaivre, at the time they joined our board of directors. In June 2003, we granted an option to purchase 10,000 shares of common stock at an exercise price of approximately $5.14 per share to each of Messrs. Hallman and Schroeder. In June 2004, we granted an option to purchase 10,000 shares of common stock at an exercise price of approximately $6.21 per share to each of Ms. Hancock and Messrs. Hallman, Kourey, LeFaivre and Schroeder.

Corporate Governance

Current copies of the following materials related to our corporate governance policies and practices are available publicly on our web site at http://www.watchguard.com.

•	Restated Certificate of Incorporation

•	Restated Bylaws

•	Amended and Restated Charter of the Audit Committee of the Board of Directors

•	Charter of the Nominating and Corporate Governance Committee of the Board of Directors

•	Code of Conduct (applicable to employees, directors and officers)

Copies may also be obtained, free of charge, by writing to: Secretary, WatchGuard Technologies, Inc., 505 Fifth Avenue South, Suite 500, Seattle, Washington 98104.

The board has also established a policy under which interested stockholders can send communications to the board, a committee of the board and individual directors. Under this policy, stockholders may send written communication to the Secretary, WatchGuard Technologies, Inc., 505 Fifth Avenue South, Suite 500, Seattle, Washington 98104. The Secretary will forward such communication to the board, the appropriate committee of the board, or individual directors unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication and/or take appropriate legal action regarding the communication.

Code of Conduct

We have a Code of Conduct, which applies to all of our employees, officers and directors. Our Code of Conduct meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, and applies to our chief executive officer, chief financial officer (who is both our principal financial and principal accounting officer), as well as all other employees. Our Code of Conduct also meets the requirements of a code of conduct under Marketplace Rule 4350(n) of the NASD. Our Code of Conduct is posted on our website at http://www.watchguard.com/docs/corporate/CodeofConduct.pdf under the heading “Corporate Governance.” Disclosure regarding any amendments to, or waivers from, provisions of our Code of Conduct will be included in a current report on Form 8-K within five business days following the date of the amendment or waiver, unless web site posting of such amendments or waivers is permitted by the rules of The Nasdaq Stock Market, Inc.

Compensation Committee Interlocks and Insider Participation

No current member of the compensation committee is an officer or employee of WatchGuard. No member of the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE OFFICERS

Executive Officers

The following table lists the executive officers of WatchGuard as of April 26, 2005.

Name	Age	Position
Edward J. Borey	54	President and Chief Executive Officer
Bradley E. Sparks	58	Chief Financial Officer
Dale Bastian	51	Senior Vice President of Worldwide Sales

Edward J. Borey’s biography is contained in the section above entitled “Proposal One: Election of Directors.”

Bradley E. Sparks, 58, has served as chief financial officer of WatchGuard since April 26, 2005. Since February 2004, Mr. Sparks has been managing director of Sunburst Growth Ventures, LLC, an investment company. From July 2002 to February 2004, Mr. Sparks was chairman, chief executive officer and the founder of Pointer Communications, Inc., a company that was formed to deploy a terrestrial-based asset location system in the United States and Canada, which he founded. From April 2000 to March 2002, he was executive vice president and chief financial officer of e.Spire Communications, Inc., a telecommunications company that filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in 2001. From July 1999 to April 2000, Mr. Sparks was chief financial officer of Digex, Incorporated, a web hosting company that is a subsidiary of Intermedia Communications, Inc., and from October 1998 to July 1999, he was executive vice president and chief financial officer of Wam!net, Incorporated, a telecommunications company. From 1995 to 1998, Mr. Sparks was chief financial officer of Omnipoint Corporation, a wireless PC provider and radio frequency research development company. From 1993 to 1995, he was vice president and controller and, from 1988 to 1993, he was vice president and treasurer of MCI Communications, Inc., a long-distance communications company. Mr. Sparks is a director of two private companies and currently serves on the NASDAQ Listing Qualifications Review Panel. He is a past chairman of the NASDAQ Issuers Affairs Committee. Mr. Sparks holds a B.S. from the U.S. Military Academy at West Point and an M.S. in management from the Alfred P. Sloan School of Management. He is a certified public accountant.

Dale Bastian, 51, has served as senior vice president of worldwide sales of WatchGuard since July 2003. From January 2002 to July 2003, he was managing director of EMEA operations, and from July 1997 to January 2002, he was senior vice president of worldwide sales, of Polycom, Inc., a unified collaborative communications solution company. From June 1993 to July 1997, Mr. Bastian was vice president of sales of Allen Telecom Incorporated, a manufacturer of wireless communications infrastructure equipment and provider of wireless engineering and consulting services. Mr. Bastian holds a B.B.A. in management from Ohio University.

EXECUTIVE COMPENSATION

Compensation Summary

The following table lists all compensation earned by our chief executive officer and our two other most highly compensated executive officers whose total compensation exceeded $100,000 in 2004, and one additional individual for whom information would have been reported but for the fact that such individual was not serving as an executive officer at the end of fiscal 2004.

Summary Compensation Table

						Long-Term Compensation Awards
		Annual Compensation				Securities Underlying Options (#)	All Other Compensation ($)
Name and Principal Position	Year	Salary ($)	Bonus ($)
Edward J. Borey (1) President and Chief Executive Officer	2004	$201,667		$—		1,000,000		$—

James A. Richman (2) Interim Chief Financial Officer	2004	$110,496		$—		—		$—

Dale Bastian (3) Senior Vice President of Worldwide Sales	2004 2003	$200,000 87,501		$178,663 51,024	(4) (5)	30,000 225,000	$	— —

Steven N. Moore (6) Former President and Chief Executive Officer	2004 2003 2002	$174,279 100,000 200,000	$	— 8,627 58,538		700,000 — —	$	— — —

(1)	Mr. Borey joined WatchGuard on June 30, 2004. His compensation for 2004 reflects a partial year of service.

(2)	Mr. Richman became interim chief financial officer effective May 10, 2004. His compensation for 2004 reflects a partial year of service. Mr. Richman resigned as interim chief financial officer effective upon our hiring of Bradley E. Sparks as our chief financial officer.

(3)	Mr. Bastian joined WatchGuard on July 28, 2003. His compensation for 2003 reflects a partial year of service.

(4)	Represents commissions and bonuses earned in 2004.

(5)	Represents commissions earned in 2003.

(6)	Mr. Moore was chief executive officer and president from December 23, 2003 to June 30, 2004, when he resigned effective upon our hiring of Edward J. Borey to such positions, and his employment with WatchGuard terminated July 15, 2004. His compensation for 2004 reflects a partial year of service. Mr. Moore was executive vice president of strategic operations and secretary until June 30, 2003. His compensation for 2003 reflects a partial year of service.

Option Grants in 2004

The following table provides information regarding options we granted during 2004 to those individuals listed in the Summary Compensation Table above. The table includes the potential realizable value over the 10-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. The assumed rates of appreciation are prescribed by the SEC for illustrative purposes only and are not intended to forecast or predict future stock prices. Any actual gains on option exercises will depend on the future performance of our stock.

Option Grants in Last Fiscal Year

			Individual Grants
	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Last Fiscal Year	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name						5% ($)	10% ($)
Edward J. Borey	1,000,000	(1)	35.59%	$7.21	6/30/14	$4,534,330	$11,490,883
James A. Richman	—		—	—	—	—	—
Dale Bastian	30,000	(2)	1.07%	$8.29	4/19/14	$156,406	$396,364
Steven N. Moore	700,000	(3)	24.91%	$8.29	4/19/14	$3,649,476	$9,248,487

(1)	Twenty-five percent of the option vests and becomes exercisable one year from the date of grant and an additional approximately 2% monthly thereafter.

(2)	The option vests and becomes exercisable as to approximately 2% of the shares monthly, commencing one month from the date of grant.

(3)	Twenty-five percent of the option vests and becomes exercisable on January 1, 2005; provided, however, that the vesting of such option accelerates under certain conditions upon the hiring of a new chief executive officer. The remaining shares under the option vest and become exercisable approximately 2% monthly after January 1, 2005, subject to termination upon Mr. Moore’s resignation as chief executive officer, which event occurred on June 30, 2004.

In 2004, we granted options to purchase an aggregate of 2,809,970 shares of our common stock to our employees, including the individuals listed in the Summary Compensation Table above. This number does not include options to purchase 50,000 shares of common stock that we granted in 2004 to our nonemployee directors. We granted all options under our stock option plans at exercise prices equal to the fair market value of our common stock on the date of grant. No stock appreciation rights were granted during 2004.

Options Exercised in 2004 and Unexercised Options Held as of December 31, 2004

The following table provides information regarding the value of the outstanding options held by those individuals listed in the Summary Compensation Table above as of December 31, 2004. The value of unexercised in-the-money options is based on the closing price of our common stock on the Nasdaq National Market on December 31, 2004, which was $4.43 per share, net of the option exercise price. No options were exercised by those individuals listed in the Summary Compensation Table above.

Aggregated Option Exercises in 2004 and Fiscal Year-End Option Values

	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In- the-Money Options at Fiscal Year-End ($)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Edward J. Borey	—	1,000,000	—	—
James A. Richman	—	—	—	—
Dale Bastian	84,687	170,313	$16,734	$30,516
Steven N. Moore	175,000	—	—	—

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation committee of the board of directors has furnished the following report on compensation. The compensation committee, which is comprised of two nonemployee directors, reviews and approves the compensation and benefits for our executive officers, grants stock options to executive officers and other employees and nonemployees under our stock option plans and makes recommendations to the board of directors regarding these matters. The compensation committee considers both internally and externally generated information in determining compensation.

Compensation Philosophy

Our compensation policies are based on the belief that the interests of our executive officers should be closely aligned with those of our stockholders. Our compensation policies are designed to achieve the following objectives:

•	Offer compensation opportunities that attract highly qualified individuals, reward outstanding initiative and achievement, and retain the leadership and skills necessary to build long-term stockholder value.

•	Maintain a market-competitive compensation structure in line with corporate business objectives. The focus is weighted on incentive programs and based on results, as measured by annual and long-term financial performance of WatchGuard.

Compensation Program

Our compensation program has three major integrated components: base salary, annual bonus awards and long-term incentives. We emphasize the award of stock options as long-term incentives to executive officers. Our sales executive participates in our sales compensation program rather than our general executive bonus program.

Base salary.    Base salary levels are determined annually by reviewing the skills, performance level and contribution to the business of individual executives in light of market data for compensation at similar companies.

Annual bonus awards; sales program.    Annual bonus awards for our non-sales executives are based on the achievement of our annual financial goals and, for non-sales executives other than the chief executive officer, achievement of personal and departmental goals. Our sales executive’s bonus awards are based on achievement of quarterly and annual sales goals.

Long-term incentives.    The compensation committee views stock options as an important part of our long-term, performance-based compensation program. The committee believes that stock ownership is an excellent vehicle for compensating our officers. We provide long-term incentives through grants under our 1996 Stock Incentive Compensation Plan, our 2000 Stock Option Plan and our 1999 Employee Stock Purchase Plan, the purpose of which is to create a direct link between executive compensation and increases in stockholder value. Stock options are granted at fair market value on the date of grant and vest in installments generally over four years. Thus, the value of our stockholders’ investment must appreciate before the optionee receives any financial benefit. Additionally, the executive must remain in our employ for the vesting period, which provides an incentive both to remain in our employ and to perform at a high level. When determining option awards for an executive officer, the committee considers the executive’s current contribution to WatchGuard’s performance, his or her anticipated contribution to meeting our long-term strategic performance goals, and industry practices and norms. Long-term incentives granted in prior years and existing levels of stock ownership are also taken into consideration. Because an executive officer’s receipt of value under a stock option depends on an increase in the price of our common stock, this portion of the executive’s compensation is directly aligned with an increase in stockholder value. The committee believes that such stock plans align the interests of our executive officers with the long-term interests of our stockholders.

Chief Executive Officer Compensation

Mr. Borey joined the company on June 30, 2004, and his compensation for 2004 was $201,667, which consisted of an annual base salary of $400,000. Mr. Moore was chief executive officer of WatchGuard until June 30, 2004 and remained as an employee until July 15, 2004. Mr. Moore’s compensation for 2004 was $174,279, which consisted of an annual base salary of $300,000. In determining the base salaries for Messrs. Borey and Moore in 2004, the compensation committee considered the skills of each executive, the performance of each as chief executive officer and the individual contribution of each to WatchGuard’s business and the attainment of our corporate objectives.

Section 162(m) of the Internal Revenue Code of 1986 limits the tax deductibility by a corporation of compensation in excess of $1 million paid to its chief executive officer or any other of its four most highly compensated executive officers. Compensation that qualifies as “performance-based,” however, is excluded from the $1 million limit. The committee does not presently expect total cash compensation payable to any individual executive to exceed the $1 million limit. In addition, the 1996 Stock Incentive Compensation Plan is designed to qualify as performance-based compensation that is fully deductible by us for income tax purposes. The committee will continue to monitor the compensation potentially payable under other aspects of compensation programs, but intends to retain the flexibility necessary to provide total compensation in line with competitive practice, our compensation philosophy and the best interests of WatchGuard.

Compensation Committee

William J. Schroeder (Chairman)

Richard A. LeFaivre

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment, Termination and Change of Control Arrangements

Pursuant to a letter agreement between us and Mr. Borey, we agreed to pay Mr. Borey an annual base salary of $400,000 and incentive compensation under our CEO & Executive Bonus Program-2005 based on a target bonus of $400,000, payable upon the attainment of corporate financial goals set by the Compensation Committee, which bonus is comprised of an annual revenue target component and an annual earnings target component. We also granted to Mr. Borey an option to purchase 1,000,000 shares of our common stock, which option vests and becomes exercisable at the rate of 25% of the total number of shares subject to such option on the 12-month anniversary of the option grant date and approximately 2% of the total number of shares subject to such option each month thereafter on the monthly anniversary of the option grant date. If Mr. Borey is terminated by us without Cause (as such term is defined in the letter agreement) or if Mr. Borey terminates his employment with us for “Good Reason” (as such term is defined in the letter agreement), we will pay severance to Mr. Borey equal to 200% of his then-current annualized base salary, paid out on a pro rata basis over our regular payroll schedule over the year following the effective date of such termination, and receipt from Mr. Borey of an executed copy of our standard form of release. In addition, pursuant to a change in control severance agreement between us and Mr. Borey, if Mr. Borey is terminated by us within 18 months following a change in control of WatchGuard without Cause (as such term is defined in the change in control agreement) or if Mr. Borey terminates his employment with us for “Good Reason” (as such term is defined in the change in control agreement), he will be entitled to receipt of 200% of his annual base salary and the accrued amount (based on the numbers of calendar days he was employed by us during such year) of 100% of his bonus upon his termination, and all of his unvested options will become fully vested and exercisable. Such amount will be paid in one lump sum not later than seven business days after our receipt of an executed copy of a severance agreement which includes a release of claims and a covenant not sue. In addition, Mr. Borey will continue to receive all applicable benefits under our standard benefits plans currently available to other senior executives, for a period not to exceed 12 months following the effective date of our receipt of his release and, if Mr. Borey elects continued group medical insurance coverage pursuant to COBRA, we will reimburse him for the applicable premiums for himself and his eligible dependents for the first 12 months of such coverage, up to a maximum of $10,000.

Pursuant to a letter agreement between us and Mr. Sparks, we agreed to pay Mr. Sparks an annual base salary of $220,000. Mr. Sparks is also eligible to receive a bonus through our CEO & Executive Bonus Program-2005 based on a target bonus of $110,000, payable upon the attainment of corporate financial goals set by the Compensation Committee, which bonus is comprised of an annual revenue target component, an annual earnings target component and the attainment of personal goals approved by the chief executive officer. Under the letter agreement, we also granted to Mr. Sparks an option to purchase 300,000 shares of our common stock. In addition, pursuant to a change in control severance agreement between us and Mr. Sparks, if Mr. Sparks is terminated by us within 18 months following a change in control of WatchGuard without Cause (as such term is defined in our 1996 Stock Incentive Compensation Plan) or if Mr. Sparks terminates his employment with us for “Good Reason” (as such term is defined in our 1996 Stock Incentive Compensation Plan), he will be entitled to receipt of 100% of his annual base salary. Such amount will be paid in one lump sum not later than seven business days after our receipt of an executed copy of a severance agreement which includes a release of claims and a covenant not sue.

Pursuant to a letter agreement between us and Mr. Bastian, we agreed to pay Mr. Bastian an annual base salary of $200,000. Mr. Bastian is also eligible to receive a bonus through our annual commission program totaling $175,000. Under the letter agreement, we also granted to Mr. Bastian an option to purchase 225,000 shares of our common stock. Our letter agreement with Mr. Bastian also provides that if Mr. Bastian’s employment with us is terminated without cause or with good reason on or before July 28, 2005, he will receive a payment equal to six months of his base salary. The receipt of these benefits by Mr. Bastian is conditioned on the execution of a severance agreement that includes a release of all claims against us. In addition, pursuant to a change in control severance agreement between us and Mr. Bastian, if Mr. Bastian is terminated by us within 18 months following a change in control of WatchGuard without Cause (as such term is defined in the change in control agreement) or if Mr. Bastian terminates his employment with us for “Good Reason” (as such term is defined in the change in control agreement), he will be entitled to receipt of 100% of his annual base salary. Such amount will be paid in one lump sum not later than seven business days after our receipt of an executed copy of a severance agreement which includes a release of claims and a covenant not sue.

In addition, on April 13, 2005, our board of directors approved a stock ownership program under which voluntary purchases of our common stock by our executive officers are matched by us in the form of a grant of shares of restricted stock in an amount equal to 50% of the shares purchased by the executive in the open market, up to a maximum of 5,000 matching restricted shares per participating executive per year. The restricted shares will vest at the rate of approximately 33% annually over a three-year term. Any unvested matching shares granted by us will be forfeited if the shares that were matched are sold.

AUDIT COMMITTEE REPORT

The audit committee of our board of directors consists of three independent directors and operates under a written charter adopted by the board of directors. The members of the audit committee are Michael R. Hallman, Ellen M. Hancock and Michael R. Kourey (chairman). The board has determined that each member of the audit committee is independent, as that term is defined in Rule 4200(a)(15) of the NASD Marketplace Rules, and that each member is an “audit committee financial expert,” as that term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. The audit committee carries out its responsibilities in accordance with the Amended and Restated Charter of the Audit Committee of the Board of Directors as adopted on February 17, 2004.

Our management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on its audit. The audit committee’s responsibility is to monitor and oversee the corporate reporting process and external audits of WatchGuard. In addition, the audit committee appoints, compensates, retains and oversees the work of the independent registered public accounting firm employed by WatchGuard to conduct the annual audit examination of WatchGuard’s financial statements.

In 2004, the audit committee met and held discussions with management and our independent registered public accounting firm. In addition, the members of the audit committee individually reviewed our consolidated financial statements before their filing with the SEC in our quarterly reports on Form 10-Q and our annual report on Form 10-K. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.

The audit committee discussed with the auditors the matters required to be discussed by the SEC’s Statement on Auditing Standards No. 61, “Communication with Audit Committees.” Our independent registered public accounting firm also provided to the audit committee the written disclosure required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the audit committee Ernst & Young LLP’s independence.

Based on the audit committee’s discussion with management and the independent registered public accounting firm, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the SEC.

Audit Committee

Michael R. Kourey (Chairman)

Michael R. Hallman

Ellen M. Hancock

PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total stockholder return for WatchGuard, the Nasdaq Stock Market Index (U.S. companies) and the Nasdaq Computer and Data Processing Index. The graph shows the value, as of December 31, 2004, of $100 invested on December 31, 1999, in WatchGuard common stock, the Nasdaq Stock Market Index (U.S. companies) and the Nasdaq Computer and Data Processing Index.

Comparison of Cumulative Total Return Among WatchGuard Technologies, Inc., the Nasdaq Stock Market Index (U.S. companies) and the Nasdaq Computer and Data Processing Index

	12-29-00	12-31-01	12-31-02	12-31-03	12-31-04
WatchGuard Technologies, Inc.	$100.00	$19.00	$18.70	$17.00	$13.10
Nasdaq Stock Market Index (U.S. companies)	100.00	79.30	54.80	82.00	89.20
Nasdaq Computer and Data Processing Index	100.00	80.50	55.50	73.20	80.60

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock outstanding as of April 1, 2005 by:

•	each person or group that we know beneficially owns 5% or more of our common stock;

•	each of our directors;

•	each of the individuals listed in the Summary Compensation Table above; and

•	all of our directors and executive officers as a group.

On April 1, 2005, we had 33,788,281 shares of common stock outstanding. To our knowledge, unless otherwise indicated in the footnotes below, we believe that the persons and entities listed below have sole voting and investment power with respect to all shares beneficially owned as of that date, subject to applicable community property laws, with the exception of FMR Corp., Heartland Advisors, Inc. and Dimensional Fund Advisors Inc., with respect to which the information is as of December 31, 2004. Under SEC rules, beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of April 1, 2005 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the option, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise indicated, the listed beneficial owners can be reached at our principal offices.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares of Common Stock Outstanding
Executive Officers:
Edward J. Borey	11,000	*
Dale Bastian (1)	121,248	*
James A. Richman	1,000	*

Other Directors:
Michael R. Hallman (2)	72,366	*
Ellen M. Hancock (3)	36,943	*
Richard A. LeFaivre (3)	36,943	*
Michael R. Kourey (3)	36,943	*
Steven N. Moore (4)	1,515,965	4.5%
William J. Schroeder (3)	59,166	*
Directors and executive officers as a group (9 persons) (5)	1,759,326	5.2

Other Principal Shareholders:
FMR Corp. (6)	3,330,690	9.9%
Heartland Advisors, Inc. (7)	3,231,177	9.6
Dimensional Fund Advisors Inc. (8)	2,493,462	7.4

*	Less than 1%.

(1)	Includes 111,248 shares subject to options exercisable on or within 60 days of April 1, 2005.

(2)	Represents 3,200 shares held by a trust of which Mr. Hallman and his spouse are trustees and 69,166 shares subject to options exercisable on or within 60 days of April 1, 2005.

(3)	Represents options exercisable on or within 60 days of April 1, 2005.

(4)	Includes 300,000 shares held by Baja Investment Co. LLC, of which Mr. Moore is the managing member, and 175,000 shares subject to options exercisable on or within 60 days of April 1, 2005.

(5)	Includes 414,161 shares subject to options exercisable on or within 60 days of April 1, 2005.

(6)	The information in this table for FMR Corp. is based solely on a Schedule 13G filed by FMR Corp. with the SEC regarding its beneficial ownership of our common stock as of December 31, 2004. The address for FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

(7)	The information in this table for Heartland Advisors, Inc., or Heartland, is based solely on a Schedule 13G filed by Heartland and William J. Nasgovitz, the president and principal shareholder of Heartland, with the SEC regarding its and his beneficial ownership of our common stock as of December 31, 2004. The address for Heartland and Mr. Nasgovitz is 789 North Water Street, Milwaukee, Wisconsin 53002.

(8)	The information in this table for Dimensional Fund Advisors Inc., or Dimensional, is based solely on a Schedule 13G filed by Dimensional with the SEC regarding its beneficial ownership of our common stock as of December 31, 2004. The address for Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table lists compensation plans, including individual compensation arrangements, under which equity securities are authorized for issuance as of December 31, 2004:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	2,543,015	(1)	$7.57	(2)	4,834,976	(3)
Equity compensation plans not approved by security holders (4)	4,286,033		$7.95		3,787,967
Total	6,829,048		$7.81		8,622,943

(1)	Includes 2,436,203 shares of common stock to be issued upon exercise of options outstanding under the 1996 Stock Incentive Compensation Plan, or 1996 Plan, as of December 31, 2004. Also includes 66,812 shares of common stock issued under the 1999 Employee Stock Purchase Plan, or ESPP, on February 28, 2005, with respect to purchase rights accruing under the ESPP during the offering period that commenced on September 1, 2004 and ended on February 28, 2005.

(2)	Includes the weighted-average exercise price of options outstanding under the 1996 Plan as of December 31, 2004. Also includes the $3.12 purchase price of 106,812 shares of common stock issued under the ESPP on February 28, 2005 with respect to purchase rights accruing under the ESPP during the offering period that commenced on September 1, 2004 and ended on February 28, 2005.

(3)	Includes 3,315,963 shares available for future issuance under the 1996 Plan and 1,519,040 shares available for future issuance under the ESPP. The number of shares reserved for issuance under the 1996 Plan is automatically increased on the first day of each fiscal year by an amount equal to the least of (a) 750,000 shares, (b) 3% of the average number of common shares outstanding used to calculate fully diluted earnings per share as reported in our annual financial statements for the preceding year and (c) an amount determined by our board of directors. The number of shares reserved for issuance under the ESPP is automatically increased on the first day of each fiscal year by an amount equal to the least of (a) 400,000 shares, (b) 1.5% of the average number of common shares outstanding used to calculate fully diluted earnings per share as reported in our annual financial statements for the preceding year and (c) an amount determined by the board of directors. See Note 5 of the Notes to Consolidated Financial Statements for the year ended December 31, 2004, included in our annual report on Form 10-K filed with the SEC, for more information regarding these equity compensation plans.

(4)	Includes common stock issuable under the 2000 Stock Option Plan, the Qiave Technologies Corporation 2000 Stock Option Plan and the RapidStream, Inc. 1998 Stock Option Plan. See Note 5 of the notes to consolidated financial statements for the year ended December 31, 2004, included in our annual report on Form 10-K filed with the SEC, for more information regarding these equity compensation plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and holders of 10% or more of our equity securities to file reports of ownership and changes in ownership with the SEC. SEC regulations require our executive officers, directors and 10%-or-greater stockholders to provide us with copies of all forms they file with the SEC under Section 16(a).

Based solely on our review of copies of the Section 16(a) forms we received, or written representations from reporting persons that no such forms were required for those persons, we believe that during 2004 our executive officers, directors and 10%-or-greater stockholders complied with all applicable filing requirements under Section 16(a), except for a Form 3 filed by each of Edward J. Borey and James A. Richman and a Form 4 filed by each of Dale Bastian, Mr. Borey and Steven N. Moore to report the grant of stock options, each of which persons is an officer, or, in the case of Mr. Moore, a director and a former officer, of WatchGuard.

PROPOSAL TWO

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors recommends that you vote “for” ratification of its appointment of

Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

The decision to engage Ernst & Young LLP as our independent registered public accounting firm was approved and recommended by our audit committee and approved by the board. The affirmative vote of the holders of shares representing a majority of the votes present, in person or by proxy, and entitled to vote at the annual meeting is required to ratify the appointment of the independent registered public accounting firm. Representatives of Ernst & Young LLP are expected to attend the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders. If our stockholders fail to ratify the appointment of Ernst & Young LLP, the audit committee and the board of directors will consider whether to retain Ernst & Young LLP, and may retain that firm or another firm without resubmitting the matter to our stockholders.

Ernst & Young LLP served as our independent registered public accounting firm for the years ended December 31, 2004 and December 31, 2003. During the two fiscal years ended December 31, 2004, the aggregate fees for accounting services billed to WatchGuard were as follows:

Audit Fees.    The aggregate fees billed by Ernst & Young LLP for its audit of our consolidated financial statements for the year ended December 31, 2004 and for its review of our unaudited consolidated financial statements included in our quarterly reports on Form 10-Q for 2004 were $1,186,332. The aggregate fees billed by Ernst & Young LLP for its audit of our consolidated financial statements for the year ended December 31, 2003 and for its review of our unaudited consolidated financial statements included in our quarterly reports on Form 10-Q for 2003 were $300,589.

Audit-Related Fees.    The aggregate fees billed by Ernst & Young LLP in 2004 for assurance and related services related to the audit or review of our financial statements during 2004 were $0. The aggregate fees billed by Ernst & Young LLP in 2003 for assurance and related services related to the audit or review of our financial statements during 2003 were $10,000.

Tax Fees.    The aggregate fees billed by Ernst & Young LLP in 2004 for professional services rendered for tax compliance, tax advice and tax planning were $50,348. The aggregate fees billed by Ernst & Young LLP in 2003 for professional services rendered for tax compliance, tax advice and tax planning were $83,688.

Our audit committee has considered the provision of these services to us by Ernst & Young LLP and has determined that Ernst & Young LLP’s rendering of these services was compatible with maintaining auditor independence. The audit committee’s charter provides that the committee will meet and will pre-approve all audit services and permissible non-audit services to be performed for WatchGuard by Ernst & Young LLP. All fees billed by outside auditors in 2004 were pre-approved by the audit committee.

OTHER BUSINESS

As of the date of this proxy statement, we do not intend to present, and are not aware that any other person intends to present, any matters for action at the annual meeting other than the matters specifically described in this proxy statement. If, however, other matters requiring the vote of the stockholders properly come before the annual meeting or any adjournments or postponements of the annual meeting, the persons named in the accompanying form of proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to those matters.

PROPOSALS BY WATCHGUARD STOCKHOLDERS FOR THE 2006 ANNUAL MEETING

Under the SEC’s proxy rules and the applicable provisions of our bylaws, stockholder proposals that meet specified conditions may be included in our proxy statement and form of proxy for, and may be presented at, the 2006 annual meeting. Stockholders who intend to present a proposal at our 2005 annual meeting must give us notice of the proposal not later than January 9, 2006 for the proposal to be considered for inclusion in the proxy statement and form of proxy for that meeting. Stockholders that intend to present a proposal that will not be included in the proxy materials must give us notice of the proposal at least 60 but not more than 90 days before June 3, 2006, which is the one-year anniversary of the date of the 2005 annual meeting. If notice or public disclosure of the date of the 2006 annual meeting is given or made to the stockholders less than 60 days before the one-year anniversary of the date of the 2005 annual meeting, we must receive notice of the proposal not later than the tenth day following the day on which such notice of the meeting was mailed or such public disclosure was made. Because there are other requirements in the proxy rules, however, our timely receipt of any such proposal by a qualified stockholder will not guarantee the proposal’s inclusion in our proxy materials or its presentation at the 2006 annual meeting.

ANNUAL REPORT AND FORM 10-K

Copies of our annual report to stockholders for 2004 and our annual report on Form 10-K for the year ended December 31, 2004 are being mailed with this proxy statement to each stockholder of record. If you did not receive a copy of the annual report or the Form 10-K, you may obtain a copy (excluding exhibits) without charge by writing or calling Investor Relations, WatchGuard Technologies, Inc., 505 Fifth Avenue South, Suite 500, Seattle, Washington 98104, (206) 521-8340. Copies of the exhibits to the Form 10-K are available for a nominal fee.

WATCHGUARD TECHNOLOGIES, INC.

This proxy is solicited by WatchGuard’s board of directors for the Annual Meeting of Stockholders to be held on June 3, 2005

The undersigned hereby appoint(s) Edward J. Borey and Michael C. Piraino, and each of them, as proxies, with full power of substitution, to represent and vote as designated all shares of common stock of WatchGuard Technologies, Inc. held of record by the undersigned on April 6, 2005 at WatchGuard’s Annual Meeting of Stockholders, to be held at WatchGuard’s headquarters, 505 Fifth Avenue South, Suite 500, Seattle, Washington, at 9:00 a.m. local time on June 3, 2005, with authority to vote on the matters listed below and with discretionary authority as to any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.

IMPORTANT—PLEASE COMPLETE, DATE AND SIGN ON THE OTHER SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your WatchGuard Technologies, Inc account online.

Access your WatchGuard Technologies, Inc. stockholder account online via Investor ServiceDirect ® (ISD).

Mellon Investor Services LLC, Transfer Agent for WatchGuard Technologies, Inc., now makes it easy and convenient to get current information on your shareholder account.

View account status

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Make address changes

Obtain a duplicate 1099 tax form

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SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

Mark Here for Address Change or Comments

PLEASE SEE REVERSE SIDE

The board of directors recommends a vote “FOR” the nominees in Proposal 1.

(1) ELECTION OF DIRECTORS: TWO CLASS 2 DIRECTORS

FOR the Nominees

WITHHOLD AUTHORITY to vote for the Nominees

The board of directors recommends a vote “FOR” Proposal 2.

(2) RATIFY THE APPOINTMENT OF ERNST & YOUNG

LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR YEAR ENDING DECEMBER 31, 2005

FOR AGAINST ABSTAIN

NOMINEES: 01 Edward J. Borey 02 Michael R. Kourey

WITHHOLD for the following only: (write the name of the nominee(s) in the space below)

I plan to attend the annual meeting.

Please sign exactly as your name appears on your share certificate(s). Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title. If your shares are held by two or more persons, each person must sign. Receipt of the notice of meeting and proxy statement is hereby acknowledged.

Date: , 2005

Signature(s)

Signature(s)

Detach here from proxy voting card.